Exhibit 4.31

FIRST AMENDMENT TO AGREEMENT REGARDING VESSEL OPPORTUNITIES

FIRST AMENDMENT TO AGREEMENT REGARDING VESSEL OPPORTUNITIES, dated as of April 26, 2012 (this "Amendment") to the Agreement Regarding Vessel Opportunities, dated as of March 25, 2010 (the "Agreement"), among Euroseas Ltd., a Marshall Islands corporation ("Euroseas"), Eurobulk Ltd., a Liberian company ("Eurobulk"), Eurochart S.A., a Liberian corporation ("Eurochart"), Aristides Pittas, an individual residing in Greece ("Pittas", and together with Euroseas, Eurobulk and Eurochart, the "Grantors"), and Euromar LLC, a Marshall Islands company (the "Company").  Terms used herein but not defined shall have the meaning assigned to them in the Agreement.

WHEREAS, each of the Grantors and the Company desire to amend the Agreement so that, in the event that any of the Grantors desires to enter into transactions that are not Similar Ventures or pursue opportunities that have been rejected by the Company, they may do so with private investment funds, including private equity funds or "hedge funds";

WHEREAS, Euromar has agreed that it will not enter into any amendment of the Agreement without the vote, written consent or approval of certain of its members in accordance with its limited liability company agreement of Euromar, as amended; and

WHEREAS, the members of Euromar have consented to and approved this Amendment on even date herewith.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

Section 1.   Amendment of Agreement.  Section 1 of the Agreement is hereby amended by deleting Section 1 thereof in its entirety and replacing it with the following language:

 "1.  Non-Compete.  From the date hereof and until the earlier to occur of (a) the date that neither Euroseas nor any of its Affiliates is a member of the Company or the holder of any Options (as defined in the Operating Agreement) and (b) the expiration of the Commitment Period (in either case, the "Non-Compete Period"), except as set forth in this Agreement, the Grantors and each of their respective Affiliates shall not establish a Similar Joint Venture (as hereinafter defined).  For purposes of this Agreement, a "Similar Joint Venture" means a venture with committed funds of any one of the Grantors and one or more other persons or entities intended to be invested in the same business as the Company and that might be in direct competition with the Company (a "Competing Activity").  Nothing contained herein shall restrict the Grantors from engaging in any securities offerings, mergers, acquisitions or similar transactions that are not Similar Ventures or otherwise pursuing identified opportunities that have been rejected by the Company; provided, that, if the Grantors acquire, directly or indirectly, six (6) or more Vessels that have been offered to and rejected by the Company during the Commitment Period (each, a "Rejected Vessel"), then either of All Seas and Paros may, for a period of sixty (60) days following the Grantors' execution of a memorandum of understanding with respect to such sixth (6th) Rejected Vessel, and then again for a period of thirty (30) days following each of the Grantors' subsequent Rejected Vessel acquisitions, either (i) accelerate all, but not less than all, of its respective Conversion Right in accordance with Section 8.5 of the Operating Agreement, or (ii) upon the vote, written consent or approval of a Qualified Majority of the Board of Managers, cause a dissolution of the Company in accordance with Section 10.1 of the Operating Agreement, and in connection with such dissolution, terminate the Management Agreement.  After the expiration of the Non-Compete Period, the Grantors may engage in any Competing Activity and shall give the other Members written notice of such Competing Activity within fifteen (15) business days after the consummation of such transaction."

Section 2.   Effectiveness and Continued Effectiveness.  Simultaneously with the execution of this Amendment by the parties hereto as set forth below and the receipt by Euromar of the consent and approval of its members to this Amendment, the amendment to the Agreement set forth in Section 1 above is effective as of date hereof.  The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified in Section 1 above, the Agreement shall be unaffected by this Amendment and remain in full force and effect in accordance with its terms.

Section 3.   Governing Law.  This Amendment shall be deemed to be a contract made under the laws of New York and for all purposes shall be governed by and construed in accordance with the laws of such jurisdiction applicable to contracts to be made and performed entirely within such jurisdiction.

Section 4.   Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 5.   Successors.  All the covenants and provisions of this Amendment by or for the benefit of the Company shall bind and inure to the benefit of its successors and assigns hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

EUROSEAS LTD.

By:
Name:
Title:

EUROBULK LTD.

By:
Name:
Title:

EUROCHART LTD.

By:
Name:
Title:

ARISTIDES J. PITAS

By:
Name:
Title:

EUROMAR LLC

By:
Name:
Title: